Exhibit 99.1

NEWS

For Release   Immediate

Contacts      (News Media) Tony Zehnder, Corporate Communications   312.396.7086
              (Investors)  Scott Galovic, Investor Relations        317.817.3228



             Conseco discloses current holdings of Lehman Brothers,
                      AIG and Washington Mutual securities
                 Company has reduced holdings from June 30, 2008


Carmel, Ind., September 16, 2008: Conseco, Inc. (NYSE:CNO) held securities of Lehman Brothers, American International Group and Washington Mutual totaling approximately $103 million (amortized cost basis) as of September 16, 2008, as summarized below (dollars in millions):

                                                           Lehman                           Washington
                                                          Brothers             AIG            Mutual
                                                          --------             ---            ------
         Senior debt of holding company                    $ 4.6             $ 9.9             $23.6
         Subordinated debt of holding company                2.9               -                 -
         GICs issued by subsidiary of holding company        -                19.3               -
         Derivatives issued by a subsidiary of
             holding company (at market value)               4.3               -                 -
         Other debt                                          7.5 (a)          20.7 (b)          10.4 (c)
                                                           -----             -----             -----

                     TOTAL                                 $19.3             $49.9             $34.0
                                                           =====             =====             =====

         (a) Broker/Dealer subsidiary that did not file for protection under Chapter 11
         (b)   American General Finance Corp. Senior Notes
         (c)   Washington Mutual Bank Subordinated Notes

Such combined holdings were approximately $166 million at June 30, 2008. During the third quarter of 2008, through September 16, 2008, the Company has recognized losses of approximately $40 million on sales of securities of these issuers.


Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.


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